Exhibit 5.1

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November 27, 2020	London	Singapore
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CONSOL Energy Inc.	Madrid	Washington, D.C.
1000 CONSOL Energy Drive, Suite 100	Milan
Canonsburg, Pennsylvania 15317-6506

Re:	Registration Statement on Form S-4; Shares of Common Stock, par value $0.01 per share, of CONSOL Energy Inc.

Ladies and Gentlemen:

We have acted as special counsel to CONSOL Energy Inc., a Delaware corporation (“CEIX”), in connection with the proposed issuance of common stock, par value $0.01 per share, of CEIX (the “Shares”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 22, 2020, by and among CEIX, Transformer LP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of CEIX (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings, CONSOL Coal Resources LP, a Delaware limited partnership (“Partnership”), and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Merger Agreement”).

The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2020 (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related consent solicitation statement/proxy statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of CEIX and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General

November 27, 2020

Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that CEIX will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the consent solicitation statement/proxy statement/prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP